FOR IMMEDIATE RELEASE

Contact:  Jack L. Brozman, President & Chief Executive Officer
                             Paul Gardner, Chief Financial Officer
                             Concorde Career Colleges, Inc.
                             5800 Foxridge Drive, Suite 500
                             Mission, Kansas 66202
                             (913) 831-9977

Concorde Reports 3rd Quarter Results

Mission, Kansas, October 26, 2005.... Concorde Career Colleges, Inc., NASDAQ: CCDC a provider of career training in allied health programs, today announced results for the quarter ended September 30, 2005. Revenue increased 10.7% to $23.3 million, new enrollments increased 4.3% and net income was $1,417,000 or $.23 per diluted share for the quarter compared to $.18 in the 3rd quarter of 2004.

“We added two programs in the first quarter, five programs in the third quarter and anticipate adding three programs in the fourth quarter for a total of ten new programs in 2005. Our enrollment trend improved in the third quarter as enrollments increased 4.3%. We have seen enrollment growth in the last two quarters which has driven our ending student population about 350 students higher than the same quarter of 2004. This was the first quarter in 2005 that we ended the quarter with a higher population than the previous year which is very exciting.” said Jack L. Brozman, Chairman and Chief Executive Officer.

We changed our method of recording receivables on a prospective basis effective with the quarter that began July 1, 2005. We historically established an accounts receivable and corresponding deferred revenue liability for each student upon commencement of a program of study. We now record, at the completion of each financial period, an entry to reflect the appropriate receivable due for that financial period. Payments are recorded as received and applied to the student account reducing the related receivable. Payments received for a student account in excess of the receivable due is reflected as Prepaid Tuition, a liability due to the student. The effect of the reclassification was to reduce the account receivable balance, eliminate the deferred revenue liability and record any balance of cash received in excess of tuition earned as prepaid tuition. This reclassification had no efffect on the income statement or cash flow statement.

The following table identifies the reclassification of balance sheet accounts.
	As Previously		As Presented
	presented	Reclassification	herein
December 31, 2004
Net current receivables	$ 22,220,000	$ (19,076,000)	$ 3,144,000
Net long-term notes receivables	1,123,000	-	1,123,000
Deferred revenue	(24,582,000)	24,582,000	-
Prepaid tuition	-	(5,506,000)	(5,506,000)

Deferred revenues/prepaid tuition in excess
of net accounts and notes receivables	$ (1,239,000)	$ -	$ (1,239,000)

On September 12, 2005, the Company announced that it had entered into an agreement to repurchase 600,000 shares of its common stock from the Robert F. Brozman Trust (the “Trust”) in a private transaction. The total aggregate purchase price was determined using 95% of the average closing price of the Company's stock on the NASDAQ small cap market over a 30-day trading period. The 30-day period began August 19, 2005 and ended September 30, 2005. The average 30-day closing price was $15.90 with a high closing price of $17.06 and a low closing price of $14.21. The transaction was completed on October 21, 2005. The purchase price of the 600,000 shares was $9,066,000 or $15.11 per share and was paid using existing cash.

Balance Sheet and Other Items
• Cash and short-term investments were $24.1 million at September 30, 2005.
• Capital expenditures were $172,000 for the quarter and $1,034,000 for the nine months ended September 30, 2005.

Operating Results
Concorde's results for the quarter ended September 30, 2005 included the following:
● Revenue grew 10.7% to $23.3 million compared to $21.1 million in 2004.
● Diluted earnings per share was $.23 compared to $.18 in 2004.
● Student enrollments increased 4.3% to 2,982 for the quarter compared to 2,859 in 2004.
● Student population increased 5.8% to 6,448 in 2005 compared with 6,097 in 2004.
● Average student population increased 4.7% to 6,315 compared to 6,031 in 2004.
● Net income increased $267,000 to $1,417,000 for the quarter compared to $1,150,000 in 2004.

Concorde's results for the nine months ended September 30, 2005 included the following:
● Revenue increased 4.6% to $64.9 million compared to $62.1 million in 2004.
● Diluted earnings per share was $.43 compared to $.58.
● Student enrollments increased 3.5% to 7,954 compared to 7,688 in 2004.
● Student population increased 5.8% to 6,448 in 2005 compared with 6,097 in 2004.
● Average student population decreased 2.4% to 5,953 compared to 6,101 in 2004.
● Net income decreased $952,000 to $2,699,000 compared to $3,651,000 in 2004.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.
Quarter Ended September 30, 2005 and 2004
	2005	2004
Revenue	$23,342,000	$21,082,000
Instruction costs and services	7,159,000	6,755,000
Selling and promotional	3,606,000	3,043,000
General and administrative	9,332,000	8,511,000
Provision for uncollectible accounts	1,145,000	939,000
Total operating expense	21,242,000	19,248,000
Operating income	2,100,000	1,834,000
Interest and other non-operating income	186,000	50,000
Provision for income taxes	869,000	734,000

Net income	$1,417,000	$1,150,000
Basic income per share	$0.24	$0.19
Basic weighted average shares	6,023,000	5,984,000
Diluted income per share	$0.23	$0.18
Diluted weighted average shares	6,234,000	6,271,000

Nine Months Ended September 30, 2005 and 2004
	2005	2004

Revenue	$64,948,000	$62,084,000
Instruction costs and services	20,450,000	19,662,000
Selling and promotional	10,507,000	8,499,000
General and administrative	27,399,000	25,405,000
Provision for uncollectible accounts	2,689,000	2,673,000
Total operating expense	61,045,000	56,239,000
Operating income	3,903,000	5,845,000
Interest and other non-operating income	462,000	140,000
Provision for income taxes	1,666,000	2,334,000

Net income	$2,699,000	$3,651,000
Basic income per share	$0.45	$0.61
Basic weighted average shares	5,997,000	5,986,000
Diluted income per share	$0.43	$0.58
Diluted weighted average shares	6,219,000	6,343,000

Condensed Balance Sheet Information	Sept 30, 2005	Sept 30, 2004	December 31, 2004

Cash and short term investments	$24, 072,000	$22,489,000	$19,246,000
Accounts receivable, net	4,460,000	2,859,000	3,144,000
Other current assets	3,468,000	3,165,000	4,992,000
Total current assets	32,000,000	28,513,000	27,382,000
Fixed assets, net	9,274,000	7,560,000	9,896,000
Other long term assets	2,662,000	2,314,000	2,555,000
Total assets	43,936,000	38,387,000	39,833,000

Prepaid tuition	7,001,000	6,776,000	5,506,000
Other current liabilities	6,734,000	7,295,000	7,248,000
Total current liabilities	13,735,000	14,071,000	12,754,000
Other long term liabilities	2,675,000	428,000	2,915,000
Stockholders' Equity	27,526,000	23,888,000	24,164,000
Total liabilities and Stock holders' Equity	43,936,000	$38,387,000	$39,833,000

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